Exhibit 5.1

February 12, 2025

Sonder Holdings Inc.
447 Sutter St., Suite 405 #542
San Francisco, CA 94108

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8, as supplemented or amended from time to time (the “Registration Statement”), being filed by Sonder Holdings Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the registration under the Securities Act of (a) 6,500,000 additional shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) available for the issuance of awards under the Company’s 2021 Equity Incentive Plan, as amended by the First Amendment thereto (the “First Amendment”) to increase the number of shares of Common Stock available for the issuance of awards under the 2021 EIP from 3,457,029 shares to 9,957,029 shares of Common Stock (as so amended, the “2021 EIP”) and (b) 579,281 additional shares of Common Stock available for issuance under the 2021 EIP, pursuant to the provision of the 2021 EIP providing for an annual 5% automatic increase to the number of shares available for issuance (such shares collectively, the “Shares”). The First Amendment was adopted by the Company’s Board of Directors on October 25, 2024 and approved by the Company’s stockholders at the annual meeting of stockholders held on December 23, 2024.

We have been requested by the Company to render this opinion letter with respect to the legality of the Shares being registered under the Registration Statement.

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s amended and restated certificate of incorporation, as amended, (ii) the Company’s amended and restated bylaws and (iii) the Registration Statement, including all exhibits filed therewith, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents and that each signatory to such document has or will have sufficient legal capacity to execute such document. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company, and

Sonder Holdings, Inc.
February 12, 2025

when issued and delivered by the Company to the 2021 EIP participants pursuant to the terms of the 2021 EIP and the underlying award agreements executed pursuant to the 2021 EIP in the manner contemplated by thereby, such Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP